COMMUNITY FIRST BANKSHARES, INC.

ANNUAL INCENTIVE PLAN

2001

2001 AIP

GROUP		TARGET INCENTIVE	MAXIMUM

I	CEO	50%	100%

II	Vice Chairs	40%	80%

III	Region Presidents Chief Financial Officer Chief Investment Officer CIO/Pres. Of CFSC	30%	60%

IV	All other SVPs	25%	50%

V	VPs	15%	30%

SPLIT 50% INTERNAL & 50% EXTERNAL

	TARGET	INTERNAL	EXTERNAL

I	50%	25%	25%

II	40%	20%	20%

III	30%	15%	15%

IV	25%	12.5%	12.5%

V	15%	7.5%	7.5%

INTERNAL AWARD CALCULATION

Based on performance versus plan EPS as target.
No award if less than 91% of plan.
Double internal amount @ 110% of plan (see schedule).
Round up at .5 (plan) and down at <.5.

	Fully	% of Base Salary
	Diluted
% of Plan	EPS	I	II	III	IV	V

90.000%	$1.530	0.000%	0.000%	0.000%	0.000%	0.000%
91.000%	$1.547	2.500%	2.000%	1.500%	1.250%	0.750%
92.000%	$1.564	5.000%	4.000%	3.000%	2.500%	1.500%
93.000%	$1.581	7.500%	6.000%	4.500%	3.750%	2.250%
94.000%	$1.598	10.000%	8.000%	6.000%	5.000%	3.000%
95.000%	$1.615	12.500%	10.000%	7.500%	6.250%	3.750%
96.000%	$1.632	15.000%	12.000%	9.000%	7.500%	4.500%
97.000%	$1.649	17.500%	14.000%	10.500%	8.750%	5.250%
98.000%	$1.666	20.000%	16.000%	12.000%	10.000%	6.000%
99.000%	$1.683	22.500%	18.000%	13.500%	11.250%	6.750%
100.000%	$1.700	25.000%	20.000%	15.000%	12.500%	7.500%
101.000%	$1.717	27.500%	22.000%	16.500%	13.333%	8.000%
102.000%	$1.734	30.000%	24.000%	18.000%	14.167%	8.500%
103.000%	$1.751	32.500%	26.000%	19.500%	15.000%	9.000%
104.000%	$1.768	35.000%	28.000%	21.000%	15.833%	9.500%
105.000%	$1.785	37.500%	30.000%	22.500%	16.667%	10.000%
106.000%	$1.802	40.000%	32.000%	24.000%	17.500%	10.500%
107.000%	$1.819	42.500%	34.000%	25.500%	18.333%	11.000%
108.000%	$1.836	45.000%	36.000%	27.000%	19.167%	11.500%
109.000%	$1.853	47.500%	38.000%	28.500%	20.000%	12.000%
110.000%	$1.870	50.000%	40.000%	30.000%	25.000%	12.500%

EXTERNAL AWARD CALCULATION

Compares CFB performance in 2001 on Return on Equity (ROE) and Total Shareholder Return (TSR) to SNL peer group (30 banks).

Percentile	85th or higher	100%	150%	200%
ROE	50th	50%	100%	150%
	49th or lower	0%	50%	100%
		49th or lower	50th*	85th or higher
			Percentile TSR

*Award will be prorated from 50th% to 85th%.

External award calculation:

		% of Salary at Performance Level
	Target	50%	100%	150%	200%

I	25%	12.5%	25%	37.5%	50%
II	20%	10%	20%	30%	40%
III	15%	7.5%	15%	22.5%	30%
IV	12.5%	6.25%	12.5%	18.76%	25%
V	7.5%	3.75%	7.5%	11.25%	15%

The Selected Peer Group reflects our selection of the 29 other institutions most like the subject institution to be used as a peer group in comparing relative compensation levels.  The automated process searches in sequence for:

1.                                       Banks in the same state within 40% of total assets.

2.                                       Banks in the same region within 40% of total assets.

3.                                       Banks in the same state within 80% of total assets.

4.                                       Banks in the same region within 80% of total assets.

5.                                       Any bank within 40% of total assets.

6.                                       Any bank within 80% of total assets.

7.                                       Banks closest in asset size.

If at any point in the sequence 29 banks are found, the sequence stops and those banks form the Selected Peer Group.  If step six is reached and there are still not 29 other banks, the banks closest in asset size any where in the country are chosen to round out the peer group.

Community First Bankshares, Inc.

Balanced Scorecard/Regional Incentives

Target Levels for “Sales Management Group”

Corporate AIP	Internal	External	Total
Mark A. Anderson	25%	25%	50%
Ronald K. Strand	20%	20%	40%
David A. Lee	20%	20%	40%
Six Region Presidents	15%	15%	30%

Corporate AIP with Balanced Scorecard

	Internal	Corporate AIP External	Total	Balanced Scorecard
Mark A. Anderson	18.75%	18.75%	37.5% (1)	25.0% (2)
Ronald K. Strand	15.00%	15.00%	30.0% (1)	25.0% (2)
David A. Lee	10.00%	10.00%	20.0% (3)	50.0% (4)
Six Region Presidents	7.50%	7.50%	15.0% (3)	37.5% (4)

(1)                                  The target level would be 40% for Ron Strand and 50% for Mark Anderson, weighted 75% to yield 30% for Ron and 37.5% for Mark.

(2)                                  The target level would be 100% for Mark and Ron, weighted 25% to yield 25%.  This amount is multiplied by the Balanced performance points to derive the Base Balanced incentive.

(3)                                  The target level would be 40% (30% for Regional Presidents) weighted 50% to yield 20% (15% for Regional Presidents).

(4)                                  The target level would be 100% (75% for Regional Presidents) weighted 50% to yield 50% (37.5% for Regional Presidents).  This amount is multiplied by the Balanced performance points to derive the Base Balanced Incentive.

NOTE:  For Mark Anderson, Ron Strand, and Dave Lee, the Balanced Scorecard will be based on the Combined Results for All Financial Centers.  For each Region Presidents, the Balanced Scorecard component will be based on his specific region and only that region.

2001 Annual Incentive Plan —

Bank Presidents and Region Presidents

As we approach new challenges and opportunities in offering our customers quality financial services, it is important that our compensation package rewards outstanding performance in meeting our profitability, sales, financial, and credit quality goals.

The Annual Incentive Plan has been redesigned to motivate superior performance and create additional shareholder value.  The goals stated for each manager are intended to emphasize behaviors over which they have control and will lead to increased profitability in the future.

There are three sets of factors included in the Annual Incentive Plan:  sales, financial, and credit quality.  Traditional measures, such as ROA, Loan Growth, Deposit Growth, etc., are not measured directly but will be reflected in these three sets of factors.  Sales measures are weighted heavily because we believe that sales activities will drive future financial performance in each bank.

Sales Measures, weighted at 40%, include three key indicators:

•                  Number of sales per FTE per week — see attached list of qualifying products

•                  New Client cross-sell ratio

•                  Campaign performance

Financial Measures, weighted at 40%, include four key indicators:

•                  Net Controllable Revenue per FTE

•                  Controllable Non-Interest Income per FTE

•                  Loan Fees as percent of Profit Plan

•                  Investment Product Sales as percent of Profit Plan

The Credit Quality measure, weighted at 20%, is the Credit Store that has been used in prior years and ranges from 1 to 5.

In addition to these measures, the bank’s performance against plan is an important indicator of success and is included in the Annual Incentive Plan.  The Profit Plan is based on historical performance but is designed to drive higher level performance.  If the actual performance is less than 90% of plan, no incentive will be awarded.  Where actual performance exceeds planned performance, a bonus incentive will be paid to reward bank presidents for exceeding their profit plan.  In addition, bank presidents who establish aggressive plans, with higher levels of performance over the previous year, and exceed those plans, will receive an additional incentive.

The attached Balanced Scorecard illustrates how performance is measured against the goals and scores are assigned.  There will be no maximum or upper limit in the incentive plan.  As performance exceeds goals, the incentive paid will increase accordingly.

Attached is a Sample AIP Calculation to illustrate how the new plan works:

A.                                   The Sales, Financial, and Credit scores are assigned based on actual performance and multiplied by the weight assigned to each set of measurements.  These weighted scores are added to obtain the Balanced Scorecard Points.

B.                                     The Bank’s actual Performance vs. Profit Plan is then computed.  If it is less than 90%, no AIP will be awarded.

C.                                     The Balanced Performance Points number is computed by multiplying the Total Performance Points in Part A by the Bank’s Performance vs. Profit Plan from Part B.  This provides for a higher incentive when the bank’s performance exceeds its plan.

D.                                    The Target Incentive for each bank is based on a grid showing the Bank’s Net Controllable Revenue per FTE vs. its Annualized Pretax Adjusted Earnings.  This target incentive takes into account bank earnings and efficiency, rewarding banks that achieve higher earnings and greater efficiency.

E.                                      The Base Balanced Incentive is computed by multiplying the Target Incentive (D) by the Balanced Performance index (C).  This is the percent of base salary to be paid as the AIP.

F.                                      A Bonus Incentive is added to the AIP if the bank’s Balanced Scorecard Points (A) are greater than 50 and the bank’s performance vs. plan exceeds 100%.  The bonus incentive is based on a schedule reflecting the percentage increase in the 2001 Plan over the 2000 actual performance.  This is intended as an additional reward for Bank Presidents who set aggressive plans and exceed them.

G.                                     The Total Balanced Incentive Percentage equals the Base Balanced Incentive plus the Bonus Incentive, if applicable.  This is the total percentage of the Bank President’s salary to be paid out as the AIP.

CFB Balanced Scorecard

Performance Measurement Schedule

Sales Measurements (Weight 40%):

1. Number of Sales/FTE/Week [40%]	Score	3. Campaign Performance—% of goal [30%]	Score
<3.00	0.0	<90.0%	0.0
3.00 — 3.64	25.0	90.0 — 99.9%	25.0
3.65 — 4.34	50.0	100.0 — 109.9%	50.0
4.35 — 4.99	75.0	110.0 — 119.9%	75.0
>= 5.00	100.0	>=120.0%	100.0

2. New Customer Cross-Sell Ratio [30%]	Score
<1.50	0.0
1.50 — 1.84	25.0
1.85 — 2.19	50.0
2.20 — 2.49	75.0
>= 2.50	100.0

Financial Measurement: (Weight 40%):

4. Net Controllable Revenue/FTE [40%]	Score	6. Loan Fees as % Plan [15%]	Score
< $200,000	0.0	<90.0%	0.0
$200,000 — $221,999	25.0	90.0 — 99.9%	25.0
$222,000 — $243,999	50.0	100.0 — 109.9%	50.0
$244,000 — $264,999	75.0	110.0 — 119.9%	75.0
>= $265,000	100.0	>=120.0%	100.0

5. Controllable NII/FTE [20%]	Score	7. Investment Sales as % Plan [25%]	Score
<$45,000	0.0	<90.0%	0.0
$45,000 — $45,999	25.0	90.0 — 99.9%	25.0
$50,000 — $54,999	50.0	100.0 — 109.9%	50.0
$55,000 — $59,999	75.0	110.0 — 119.9%	75.0
>$60,000	100.0	>=120.0%	100.0

Credit Measurements (Weight 20%):

8. Credit Goal Scoring [100%]	Score
>3.50	0.0
3.50 — 3.01	25.0
3.00 — 2.51	50.0
2.50 — 2.01	75.0
<= 2.00	100.0